Exhibit 99.2

Company Release – 11/05/2025

GBank Financial Holdings Inc Announces Appointment of Timothy P. Herbst to Board of Directors

LAS VEGAS, NV, November 5, 2025 -- GBank Financial Holdings Inc. (the “Company”) (Nasdaq: GBFH), the parent company of GBank (the “Bank”), is pleased to announce the appointment of Timothy P. Herbst to the Company’s Board of Directors, effective October 28, 2025. Mr. Herbst has served on the GBank (Bank) Board since 2007, bringing nearly four decades of executive leadership, entrepreneurial vision, and deep industry expertise to GBank’s governance team.

Mr. Herbst serves as President of Terrible Herbst Inc., a Nevada-based family business he joined in 1985, where he has overseen its growth to more than 200 gas station and convenience store locations across Nevada, California, Utah, and Arizona. He also serves as President of Terribles Gaming, which operates approximately 3,000 gaming machines in both restricted and non-restricted casinos throughout Nevada. In addition to his business leadership, Mr. Herbst has held key industry roles, including State President of the Nevada Petroleum Marketers Association and Nevada Director of the Petroleum Marketers Association of America (PMAA), and previously served as a Director of Nevada First Bank from 1999 to 2006. He remains active in numerous philanthropic and community initiatives and holds a Bachelor of Science degree in Business Administration from the University of Southern California.

“Tim brings a valuable combination of operational leadership, strategic insight, and a deep understanding of Nevada’s business landscape,” said Edward M. Nigro, Chairman and Chief Executive Officer of GBank Financial Holdings Inc. “His long-standing commitment to GBank as a founding director and his perspective as a seasoned entrepreneur will be instrumental as we continue to strengthen our governance and expand our market presence.”

Mr. Herbst commented, “It’s been a privilege to serve on GBank’s Board over the years and to witness the Company’s growth and innovation firsthand. I’m honored to take on this expanded role at the holding company level and look forward to supporting its continued success.”

About GBank Financial Holdings Inc.

GBank Financial Holdings Inc. is a bank holding company headquartered in Las Vegas, Nevada, and is listed on the Nasdaq Capital Market under the symbol “GBFH.” Our national payment and Gaming FinTech business lines serve gaming clients across the U.S. and feature the GBank Visa Signature® Card—a tailored product for the gaming and sports entertainment markets. The Bank is also a top national SBA lender, now operating across 40 states. Through our wholly owned bank subsidiary, GBank, we operate two full- service commercial branches in Las Vegas, Nevada to provide a broad range of business, commercial and retail banking products and services to small businesses, middle-market enterprises, public entities and affluent individuals in Nevada, California, Utah, and Arizona. Please visit www.gbankfinancialholdings.com for more information.

Available Information

The Company routinely posts important information for investors on its web site (under www.gbankfinancialholdings.com and, more specifically, under the News & Media tab at https://www.gbankfinancialholdings.com/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

For Further Information, Contact:

GBank Financial Holdings Inc.

Edward M. Nigro

Chairman and CEO

702-851-4200

enigro@g.bank

Source: GBank Financial Holdings Inc.